Exhibit 99.5

HAGENS BERMAN SOBOL SHAPIRO LLP

ROBERT B. CAREY #011186

LEONARD W. ARAGON #020977

2425 East Camelback Road, Suite 650

Phoenix, Arizona 85016

Telephone: (602) 840-5900

Facsimile: (602) 840-3012

E-Mail:	rcarey@hbsslaw.com leonard@hbsslaw.com

BULL & LIFSHITZ LLP

JOSHUA M. LIFSHITZ

18 East 41 Street

New York, New York 10017

Telephone: (212) 213-6222

Facsimile: (212) 213-9405

E-Mail:	jml@nyclasslaw.com

Attorneys for Plaintiffs

THE SUPERIOR COURT OF THE STATE OF ARIZONA

IN AND FOR THE COUNTY OF MARICOPA

SUAN INVESTMENTS, INC.,	)
) No. CV2007 - 009063
Plaintiff;	)
)
vs.	)
)
NORMAN STOUT; ALEXANDER	) CLASS ACTION COMPLAINT
CAPPELLO; J. ROBERT ANDERSON;	)
JERRY W. CHAPMAN; GARY D. EDENS;	)
STEVEN E. KAROL; ROBERT RODIN;	)
AGNIESZKA WINKLER; STEVEN G.	)
MIHAYLO; DR. ANIL K. PURI;	)
KENNETH L. URISH; INTER-TEL	)
(DELAWARE) INCORPORATED, a	)
Delaware Corporation.	)
)
Defendants.	)
)

Plaintiff, by and through its attorneys, alleges upon information and belief, except as to paragraph 1 which Plaintiff alleges upon knowledge, as follows:

1. Plaintiff is and has been at all relevant times a stockholder of Defendant Inter-Tel (Deleware) Incorporated (“Inter-Tel” or the “Company”).

2. Inter-Tel is a corporation duly organized and existing under the laws of the state of Delaware, with its principal executive offices located at 1615 South 52nd Street, Tempe, Arizona 85281. Inter-Tel provides converged voice and data business communications systems, related networking applications, presence management, and messaging applications. It also provides various products and services, such as managed services, network, local, and long distance services, networking technologies integration, Inter-Tel professional services, leasing services, peripheral telecommunications products, applications, and services developed by third parties. The Company was founded in 1969. It was formerly known as Inter-Tel, Incorporated and changed its name to Inter-Tel (Delaware), Incorporated in 2006. The company is headquartered in Tempe, Arizona. As of March 31, 2007, the Company has issued and has outstanding more than 27 million shares of common stock.

3. Defendant Norman Stout (“Stout”) has been Chief Executive Officer of the Company since February 22, 2006. He began his tenure at Inter-Tel in 1994 as a director. Four years later, he resigned from the board and joined Inter-Tel as Executive Vice President, Chief Administrative Officer, and President of Inter-Tel Software and Services. Prior to joining Inter-Tel, Mr. Stout was Chief Operating Officer of Oldcastle Architectural Products and had previously served as President of Oldcastle Architectural West. He currently serves on the board of directors of Hypercom Corporation, a public company headquartered in Phoenix, Arizona.

4. Defendant Alexander Cappello (“Cappello”) was elected as one of the Company’s directors in April 2005, and to Chairman at the July 2005 Board meeting. Since March 1996, Cappello has served as the Chairman and Chief Executive Officer of the Cappello Group, Inc., a global boutique merchant bank that includes Cappello Capital Corp.

5. Defendant J. Robert Anderson (“Anderson”) is and has been a director of Inter-Tel during the relevant time period. He currently serves as the Chairman of the Company’s Compensation Committee.

6. Defendant Jerry W. Chapman (“Chapman”) is and has been a director of Inter-Tel during the relevant time period. He was elected to the board of directors of the Company in December 1999 and previously served as a director of the Company from 1989 to 1992. He currently serves as the Chairman of the Audit Committee.

7. Defendant Gary D. Edens (“Edens”) is and has been a director of Inter-Tel during the relevant time period. He has served as one of the Company’s directors since October 1994 and currently serves as the Chairman of the Company’s Corporate Governance and Nominating Committee.

8. Defendant Steven E. Karol (“Karol”) is and has been a director of Inter-Tel during the relevant time period.

9. Defendant Robert Rodin (“Rodin”) is and has been a director of Inter-Tel during the relevant time period.

10. Defendant Agnieszka Winkler (“Winkler”) is and has been a director of Inter-Tel during the relevant time period.

11. Defendant Steven G, Mihaylo (“Mihaylo”) is and has been a director of Inter-Tel during the relevant time period. He is the founder of Inter-Tel, and served as Chairman of the Board of Directors of Inter-Tel from July 1969 to October 1982 and from September 1983 to July 2005. He served as President of Inter-Tel from 1969 to 1983, from 1984 to December 1994, and from May 1998 to February 2005, He served as Inter-Tel’s Chief Executive Officer from the time of the Company’s formation in July 1969 to February 22, 2006. Mihaylo received a bachelor’s degree in business administration with a concentration in Accounting and Finance from California State University, Fullerton. In 2004, Mihaylo pledged $3 million to California State University, Fullerton (since increased to $4.5 million), payable over five years, the largest cash pledge in the history of California State University, Fullerton toward a new College of Business and Economics building that will bear his name. Mihaylo was initially approached by Defendant Puri, Dean of the College of Business and Economics and one of the Mihaylo Nominees, about making a donation to the College of Business and Economics. In 2005, California State University, Fullerton conferred an honorary doctorate of humane letters upon Mr. Mihaylo in recognition of excellence and extraordinary achievement in significant areas of human endeavor. Defendant Mihaylo is the beneficial owner of more than 18% of the Company’s common stock outstanding.

12. Defendant Dr. Anil K. Puri (“Puri”) is and has been a director of Inter-Tel during the relevant time period. He has served as the Dean of the College of Business and Economics at California State University, Fullerton from 1998 to present.

13. Defendant Kenneth L. Urish (“Urish”) is and has been a director of Inter-Tel during the relevant time period.

14. The defendants named in paragraphs 3 through 13 (sometimes collectively referred to herein as the “Individual Defendants”) are officers and/or directors of Inter-Tel and have a fiduciary relationship and responsibility to Plaintiff and the other common public stockholders of Inter-Tel and owe to Plaintiff and the other class members the highest obligations of good faith, loyalty, fair dealing, due care, and candor.

I. CLASS ACTION ALLEGATIONS

15. Plaintiff brings this action on its own behalf and as a class action, pursuant to Rule 23 of the Arizona Rules of Civil Procedure, on behalf of all common stockholders of Inter-Tel or their successors in interest, who are being and will be harmed by Defendants’ actions described below (the “Class”). Excluded from the Class are Defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the Defendants.

16. This action is properly maintainable as a class action because:

a. The Class is so numerous that joinder of all members is impracticable. As of March 31, 2007, the Company has issued and has outstanding more than 27 million shares of common stock, held by hundreds stockholders of record. Inter-Tel’s shares are actively traded on the NASDAQ. Members of the class are located throughout the United States;

b. There are questions of law and fact which are common to the Class including: whether Defendants have breached their fiduciary duties to Plaintiff and the Class and whether Plaintiff and the other members of the Class would be irreparably damaged if Defendants are not enjoined in the manner described below;

c. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of Plaintiff are typical of the claims of the other members of the Class and Plaintiff has the same interests as the other members of the Class. Accordingly, Plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class;

d. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for Defendants, or adjudications with respect to individual members of the Class which would as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests; and

e. Defendants have acted, or refused to act, on grounds generally applicable to, and causing injury to, the Class and, therefore, preliminary and final injunctive relief on behalf of the Class as a whole is appropriate.

II. BACKGROUND

A. The Mihaylo Resignation

17. On February 22, 2006, Mihaylo resigned from his position as the Chief Executive Officer of Inter-Tel and Stout was named as the Chief Executive Officer. On March 6, 2006, Mihaylo resigned as a director of Inter-Tel and filed a Schedule 13D with the Securities and Exchange Commission (“SEC”) disclosing that he had engaged legal counsel and a financial advisor, and was considering his alternatives with respect to his investment in Inter-Tel.

18. On April 7, 2006, Mihaylo submitted to Inter-Tel notice of his intent (a) to nominate three directors for election and (b) to submit certain stockholder resolutions to a vote of the Inter-Tel stockholders at the 2006 Annual Meeting of Stockholders. One of the proposed stockholder resolutions urged the Board of Directors to arrange for a sale of Inter-Tel to the highest bidder.

19. On April 21, 2006, Mihaylo and certain of his affiliates filed a preliminary proxy statement with the SEC in connection with Inter-Tel’s 2006 Annual Meeting of Stockholders relating to a number of proposals, including the election of three directors nominated by Mr. Mihaylo and the proposal urging the prompt sale of Inter-Tel.

B. The Settlement Agreement

20. On May 5, 2006, the Company filed a Schedule 14A with the SEC and a press release announcing that the Company and members of the Company’s Board of Directors entered into a settlement agreement (the “Settlement Agreement”) with Defendant Mihaylo and Summit Growth Management LLC (“Summit”), a wholly owned affiliate of Mihaylo. Pursuant to the Settlement Agreement, the Company increased the size of the board from eight members to eleven members and elected Defendants Mihaylo, Puri, and Urish (the “Mihaylo Nominees”) as members of the Board of Directors. In addition, the Settlement Agreement provides, among other things, that the Company will nominate and recommend the election of the Mihaylo Nominees for election to the Board of Directors at the 2006 Annual Meeting.

21. Pursuant to the Settlement Agreement, Mihaylo withdrew his proposals, proxy solicitation for the 2006 Annual Meeting, and vote in favor of the slate of 11 directors nominated by the Company, which slate would have included the Mihaylo Nominees. In accordance with the terms of the Settlement Agreement, the Company provided Mihaylo and his advisors and financing sources with access to confidential information regarding the Company, subject to a non-disclosure agreement, in order to facilitate his ability to make an all cash acquisition proposal should he choose to do so. The Company also agreed to review and make a determination with regards to any acquisition proposal submitted by Mihaylo in a timely manner. Prior to December 31, 2006, subject to earlier termination under certain circumstances, Mihaylo was not permitted to make an offer to acquire the Company other than pursuant to an all cash proposal to acquire all the shares of common stock (other than those held by Mihaylo), and would have to provide the Company with notice of the offer at least five (5) business days in advance. If the Board of Directors determines that the initial acquisition proposal, if any, submitted by Mihaylo prior to June 15, 2006, is not in the best interests of shareholders then, upon the request of Mihaylo made within the following two weeks, the Company will promptly call a special meeting of shareholders to consider any proposals submitted by Mihaylo to the Company. While the Company may not contest the calling of the special meeting as to a proposal urging the Board to arrange for the prompt sale of the Company to the highest bidder, the Company may contest the calling of the meeting for other purposes and the submission of any other proposal, and the Company may oppose any proposal set forth in Mihaylo’s request.

22. Subject to certain limitations discussed in the Settlement Agreement, the Company agreed not to adopt a bylaw or amend its articles or certificate of incorporation to prevent Mihaylo from calling any such special meeting. Nothing in the Settlement

Agreement prevents Inter-Tel from having discussions or entering into a definitive acquisition agreement with third parties.

23. On May 5, 2006 a special committee of the Board of Directors (the “Special Committee”), comprised of J. Robert Anderson, Alexander Cappello, Jerry Chapman, Gary Edens, Steven Karol, Robert Rodin, Agniezska Winkler, and Norman Stout was formed to address matters pertaining to Mihaylo and to assess potential acquisitions of Inter-Tel.

24. Pursuant to a Form 13D filing on May 18, 2006, Mihaylo, certain of his affiliates and Vector Capital Corporation (“Vector”), entered into a Memorandum of Understanding to outline certain understandings between them with respect to a potential acquisition of Inter-Tel later discontinued in March 2007.

C. The Mitel Discussions

25. Between August 2006 and August 2007, Inter-Tel, Mitel Networks Corporation (“Mitel”), and Francisco Partners held discussions concerning potential business combination transactions involving Inter-Tel.

26. On April 23, 2006, Mitel agreed to merge the two companies at an offer price of $25.60 per share for the Company (the “Merger”).

D. The Vector Proposal

27. On April 25, 2007 Vector sent a letter addressed to the Board of Directors in which it stated that they had become aware of “market rumors of a potential near-term sale of [Inter-Tel].” In that letter, Vector stated its view that since its last proposed offer to buy Inter-Tel, the debt and equity market environment had improved, Inter-Tel had continued to deliver good performance, cash balances had increased, and industry analysts had further validated the strengths of Inter-Tel’s new products. In the letter, Vector indicated that it might consider making an all-cash offer at a price of $26.50 per share, subject to due diligence and other confirmations. Vector stated in this letter that Mihaylo was not a part of its proposal.

28. On April 26, 2007 Vector indicated to the board that a price above $27.00 per share should be justifiable (the “$27.00 Proposal”).

III. THE CLAIMS FOR RELIEF

29. On April 26, 2007, following receipt of the $27.00 Proposal, the Board of Directors approved a merger agreement (the “Merger Agreement”) with Mitel. Of the ten directors present at the meeting, seven voted to approve the Merger Agreement and the Merger, Mihaylo voted against it, and Stout, Puri and Urish abstained from voting.

30. On April 27, 2007 the Company filed with the SEC notice that it had entered into the Merger Agreement with Mitel Networks Corporation, a corporation organized under the laws of Canada (“Parent”), and Arsenal Acquisition Corporation, a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

31. Pursuant to the Merger Agreement and at the effective time of the Merger, each share of common stock of the Company, par value $0.001 per share (“Company Stock”), will be cancelled and converted into the right to receive $25.60 in cash without interest (the “Merger Consideration”). All stock options and other equity incentive awards issued under the Company’s equity incentive plans that are outstanding immediately prior to the effective time of the Merger will vest and will be canceled pursuant to the Merger in exchange for cash.

32. The proposed Merger is expected to close in the third quarter of 2007.

33. In addition, pursuant to the Merger Agreement and under certain circumstances, the Company must pay a termination fee of $20,000,000.

34. On May 9, 2007 the Board of Directors of Inter-Tel received an unsolicited letter from a financial buyer proposing to acquire Inter-Tel at an all-cash price of $26.50 per share subject to, among other things, confirmatory due diligence.

35. On May 16, 2007 the Company disclosed that it was Vector and announced that it had received another letter in which Vector expressed an interest in acquiring Inter-Tel for an all-cash price of $26.50 per share, subject to confirmatory due diligence, financing, and other conditions.

A. The Company Has Failed to Properly Shop The Company

36. Prior to agreeing to sell the Company, Defendants failed to conduct a bona fide auction or market check of the value of the Company. Indeed, the sale of the Company prior to final negotiations with Vector or others made it impracticable to conduct a bona fide market check or auction of the Company. The Individual Defendants have access to internal financial information about Inter-Tel that shows its true value, expected increase in value, and the benefits of virtually 100 percent ownership of the Company. Plaintiff and the other Class members are not privy to such information. To the detriment of Inter-Tel’s public stockholders, the Individual Defendants are using their positions of power, control, and access to such internal information to benefit themselves and others in the Merger.

37. Defendants’ actions in proceeding with the Merger as presently proposed is wrongful, unfair, and harmful to Inter-Tel’s public stockholders, and will deny them their right to share proportionately in the true value of Inter-Tel’s valuable assets, profitable business, and future growth in profits and earnings. Defendants have breached their fiduciary duties to Inter-Tel shareholders by causing the Company to enter into the Merger Agreement that provides for the sale of Inter-Tel at an unfair price, and deprives Inter-Tel’s public shareholders of maximum value to which they are entitled. The Individual Defendants have also breached their fiduciary duties by not taking adequate measures to ensure that the interests of Inter-Tel’s public shareholders are properly protected from overreaching by Defendants. Defendants owe fundamental fiduciary obligations to Inter-Tel stockholders to take all necessary and appropriate steps to maximize the value of their shares consistent with a bona fide market check of the value of the Company. In addition, the

Individual Defendants have the responsibility to act independently so that the interests of the Company’s public stockholders will be protected and to properly consider all bona fide offers for the Company. Further, the Directors of Inter-Tel must adequately ensure that no conflict of interest exists between the Individual Defendants’ own interests and their fiduciary obligations to maximize stockholder value or, if such conflicts exist, to ensure that all such conflicts will be resolved in the best interests of the Company’s stockholders.

38. As a result of Defendants’ acts and omissions, Plaintiff and the Class has been and will be damaged by the breaches of fiduciary duty, including that Plaintiff and the Class will not receive the fair value of Inter-Tel’s assets and businesses,

39. The Individual Defendants have breached their fiduciary duties and other common law duties owed to Plaintiff and members of the Class in that they have not, and are not, exercising independent business judgment and have acted, and are acting, to the detriment of the Class. But Defendants are proposing to sell the improving fortunes of the Company in exchange for material personal benefits.

B. The Company’s Financial Advisors Are Conflicted

40. On April 12, 2006 the Company engaged UBS Securities LLC (“UBS”) to serve as Inter-Tel’s financial advisor in connection with the Merger. The Board of Directors retained UBS to advise them in connection with a potential sale, merger or other similar transaction involving Inter-Tel and to provide other general financial advisory services reasonably requested by Inter-Tel. No information has been provided concerning any of the fees generated by the Merger or UBS’ financial advisory services,

41. In fact, because of UBS’ opinion, the Company did not seek out the Vector proposal or additional bids. According to the preliminary proxy filed with the SEC on May 10, 2007 (the “Proxy”), UBS reviewed with the Special Committee the various financial analyses with respect to the proposed transaction and delivered its oral opinion, an opinion that was subsequently confirmed by delivery of a written opinion dated April 26, 2007.

42. Viewing the data and methodology employed by UBS in generating its fairness opinion included with the Proxy together with failure to provide any information regarding the fees in connection with the Merger underscores that each member of the Board of Directors has failed to fulfill his or her obligations with the care an ordinarily prudent person in a like position would have used under similar circumstances. It is extraordinarily imprudent to accept and rely upon advice as to the fairness of the consideration being paid to shareholders under the Merger from an investment banker more motivated to ensure that the Merger Agreement is approved than that Inter-Tel’s Board has fulfilled its obligations to Company shareholders to engage in a process that allows them to receive an objective, independent opinion as to fair value.

C. Interests Of Inter-Tel’s Directors And Management Diverge From That Of The Company And Its Shareholders In The Merger.

43. The Board of Directors and senior management of Inter-Tel have interests in the Merger that diverge from the Company and its shareholders, including, the following:

a. Norman Stout, Inter-Tel’s Chief Executive Officer, entered into an employment agreement with Inter-Tel, pursuant to which he is entitled to certain severance and termination benefits if his employment is terminated under specified circumstances before or after the Merger.

b. Certain Inter-Tel officers and directors have entered into change of control agreements with Inter-Tel under which they are entitled to receive certain severance and termination benefits if their employment is terminated under specified circumstances before or after the Merger.

c. Pursuant to the Merger Agreement, the certificate of incorporation and bylaws of the surviving corporation will include provisions for exculpation and indemnification of directors and officers.

d. Pursuant to the Merger Agreement, persons who are covered by Inter-Tel’s directors’ and officers’ liability insurance as of the date of the Merger Agreement will be maintained for six years.

e. Each of Inter-Tel’s directors and executive officers currently holds options to acquire Inter-Tel common stock or performance share awards to be issued Inter-Tel common stock upon achieving certain specified performance goals. All such stock options and performance share awards will be accelerated and fully vested upon the effective time of the Merger.

f. During February, March, and April 2007, members of the Special Committee periodically communicated with Mihaylo and his advisors in an unsuccessful effort to resolve Mihaylo’s issues short of a costly and disruptive proxy contest. These communications included, among other things, discussing the possibility that Inter-Tel might purchase Mihaylo’s shares.

g. On March 2, 2007 Mihaylo submitted to Inter-Tel his notice of intent (a) to nominate five directors for election and (b) to submit seven stockholder resolutions to a vote of Inter-Tel stockholders at the 2007 Annual Meeting of Stockholders.

44. The Individual Defendants have initiated an active sales process and thus have assumed enhanced duties to maximize shareholder value. Prior to agreeing to sell the Company, however, Defendants failed to conduct a bona fide market check or auction of the Company.

45. Defendants have refused to take the necessary steps to ensure that the Company’s shareholders will receive maximum value for their shares of Inter-Tel stock. Defendants have not announced their intention to conduct an active auction or to establish an open bidding process in order to maximize shareholder value in selling the Company.

46. As a result of the actions of the Individual Defendants, Plaintiff and the other members of the Class have been and will be damaged in that they have not and will not receive their fair proportion of the value of the Company’s assets and businesses and/or have been and will be prevented from obtaining a fair and adequate price for their shares of the Company’s common stock

47. Unless enjoined by this Court, Defendants will continue to breach their fiduciary duties owed to Plaintiff and the Class, and will deprive the Class of the opportunity to maximize the value of their Inter-Tel holdings either in a transaction with Oracle or some other bona fide offeror, all to the irreparable harm of the Class.

COUNT ONE

(Breach of Fiduciary Duty Against Individual Defendants)

48. Plaintiff adopts by reference herein as if set forth fully herein each and every allegation set forth in this Consolidated Amended Complaint.

49. The Individual Defendants by engaging in fraud, self-dealing and/or unconscionable conduct, each have violated and breached their fiduciary duties of care, loyalty, candor and independence owed by each of the Individual Defendants to each public shareholder of Inter-Tel.

50. By the acts, failures to act, transactions and courses of conduct alleged herein, each of the Individual Defendants, acting individually and as a part of a common plan, are attempting to unfairly deprive plaintiffs and other members of the Class of the benefit of a fair and valid process for consideration of the Proposed Transaction, for the consideration of other transactions with different terms and for the true and fair value of their investment in Inter-Tel.

51. The Individual Defendants have violated and breached their fiduciary duties owed to plaintiffs and the Class by entering into the Proposed Transaction while failing to act in good faith, failing to act in a manner reasonably believed to be in the best interests of the Company (and/or, since the Company will no longer exist should the Proposed Transaction be allowed to proceed, in the best interests of plaintiffs and the Class who are being forced to surrender their ongoing investment in the business of the Company), and failing to act with the care an ordinarily prudent person in a like position would use under similar circumstances.

52. As demonstrated by the allegations set forth herein, the Individual Defendants each have breached their duties of loyalty, good faith, candor and independence owed to the shareholders of Inter-Tel because, among other reasons:

•	they failed to take steps to ensure that the public shareholders of Inter-Tel receive fair value for their shares; and

•	they failed to make appropriate disclosures in the Proxy.

53. Because the Individual Defendants dominate and control the business and corporate affairs of Inter-Tel and are in possession of private corporate information concerning Inter-Tel’s assets, business and future prospects, there exists an imbalance and disparity of knowledge and economic power between them and the public shareholders of Inter-Tel which makes it inherently unfair for them to pursue any proposed transaction wherein they will reap benefits disproportionate to those enjoyed by the Company’s public shareholders and that override engaging in a process that ensures Inter-Tel’s public shareholders receiving fair value for their investment.

54. As a result of the actions of the Individual Defendants, plaintiffs and the Class will suffer irreparable injury by being prevented from obtaining a fair price for their common stock while having no appraisal rights or other opportunity to demonstrate the validity of their allegations that the price they are to receive under the Proposed Transaction in less than the value of their investment.

55. Unless enjoined by this Court, the Individual Defendants will continue to breach their fiduciary duties owed to plaintiffs and the Class, and may consummate the Proposed Transaction which will exclude the Class from its fair share of Inter-Tel’s valuable assets and businesses, and/or benefit the Individual Defendants in an unfair manner as complained of herein, all resulting in the irreparable harm to plaintiffs and the Class.

COUNT TWO

(Conspiracy Against Defendants)

56. Plaintiff adopts by reference herein as if set forth fully herein each and every allegation set forth in this Complaint.

57. The conduct of the defendants as herein alleged constitutes an agreement by two and/or more persons to accomplish unlawful acts or to use unlawful means to accomplish acts not in themselves illegal.

58. As a result of the conduct of the defendants as herein alleged, plaintiff and the Class have suffered and/or will, in the future, suffer harm, including harm for which they have no adequate remedy at law.

COUNT THREE

(Aiding And Abetting Against Defendants)

59. Plaintiff adopts by reference herein as if set forth fully herein each and every allegation set forth in the Complaint.

60. The conduct of the defendants as herein alleged constitutes each defendant providing substantial assistance, aid and/or encouragement to the other defendants in their respective engagement in the tortuous conduct in which they engaged as herein alleged.

61. Each of the defendants that provided substantial assistance, aid and/or encouragement to the other defendants in their respective engagement in the tortuous conduct in which they engaged as herein alleged did so with actual knowledge that the conduct they assisted, aided and/or encouraged was wrongful and with actual knowledge that their respective assistance, aid and/or encouragement was in furtherance of such knowingly wrongful conduct.

62. As a result of the conduct of the defendants as herein alleged, plaintiff and the Class have suffered and/or will, in the future, suffer harm, including harm for which they have no adequate remedy at law.

IV. PRAYER FOR RELIEF

WHEREFORE, Plaintiff prays for judgment and relief as follows:

A. Ordering that this action may be maintained as a class action and certifying plaintiff as the Class representative;

B. Preliminarily and permanently enjoining the Defendants and all those acting in concert with them from consummating the transaction;

C. To the extent the transaction is consummated, rescinding it and setting it aside or awarding rescissory damages to Plaintiff and the Class;

D. Ordering Defendants, jointly and severally, to account to Plaintiff and the other members of the Class for all damages suffered and to be suffered by them as a result of Defendants’ breaches, as alleged herein;

E. Awarding Plaintiff a reasonable allowance for its attorneys’ and experts’ fees and expenses in connection with this matter; and

F. Granting such other and further relief as to the Court may seem just and proper.

RESPECTFULLY SUBMITTED this 22nd day of May, 2007.

HAGENS BERMAN SOBOL SHAPIRO LLP

By	/s/ Robert B. Carey
Robert B. Carey
Leonard W. Aragon
2425 East Camelback Road, Suite 650
Phoenix, Arizona 85016

Joshua Lifshitz
BULL & LIFSHITZ LLP
18 East 41 Street
New York, New York 10017

Attorneys for Plaintiff